Insider Trading Policy LE-4-GLOBAL Revised June 21, 2023

Autodesk, Inc. Insider Trading Policy Table of Contents . .................................................................................................................................................................. 1 Insider Trading Policy .............................................................................................................................. 1 Table of Contents ...................................................................................................................................... 2 General Policy ........................................................................................................................................... 1 Potential Criminal and Civil Liability and Disciplinary Action ............................................................... 2 Liability for insider trading ................................................................................................................................. 2 Q&A ............................................................................................................................................................ 2 Liability for tipping ............................................................................................................................................... 2 Detecting and prosecuting insider trading ..................................................................................................... 2 Possible disciplinary action ................................................................................................................................3 Glossary ..................................................................................................................................................... 3 Trading window example .....................................................................................................................................3 Business partners .................................................................................................................................................3 Insider ......................................................................................................................................................................3 Material ...................................................................................................................................................................3 Q&A ............................................................................................................................................................ 4 Nonpublic information ......................................................................................................................................... 5 Q&A ............................................................................................................................................................ 5 Material nonpublic information ......................................................................................................................... 5 Trading day ............................................................................................................................................................. 5 Trading window ..................................................................................................................................................... 5 Scope and Duration of This Policy ........................................................................................................... 5 Transactions covered by this Policy .................................................................................................................. 5 People who must follow this Policy ..................................................................................................................6 Q&A ............................................................................................................................................................ 6 Insiders may be subject to this Policy even after they leave Autodesk ................................................... 7 Reporting Policy Violations ...................................................................................................................... 7 Specific Issues .......................................................................................................................................... 8 Respect the confidentiality of Autodesk nonpublic information .............................................................. 8 Q&A ............................................................................................................................................................ 8 Reporting inadvertent disclosure of material nonpublic information ..................................................... 8 Respect the material nonpublic information of other companies ............................................................ 8

Autodesk, Inc. Insider Trading Policy Do not disclose Autodesk’s information on the internet or social media ................................................9 Q&A ............................................................................................................................................................ 9 Be cautious with limit orders and stop orders ...............................................................................................9 Observe applicable trading windows .............................................................................................................. 10 Prohibited transactions ..................................................................................................................................... 11 Situations When This Policy May Not Apply ......................................................................................... 12 Transactions under a 10b5-1 trading plan ..................................................................................................... 12 Transactions under Autodesk-sponsored plans ........................................................................................... 12 Transfers by will & "form-only" transfers ...................................................................................................... 12 Certain equity vesting and withholding ......................................................................................................... 12 Additional Rules for Certain Insiders .................................................................................................... 13 Preclearance for transactions by executive officers and directors ......................................................... 13 Special obligations for Autodesk executive officers and directors ......................................................... 13 Questions ................................................................................................................................................ 13

Autodesk, Inc. Insider Trading Policy / 1 Any violation of U.S. insider trading laws can lead to financial, criminal, and other penalties, and harm Autodesk’s reputation. Autodesk is committed to maintaining the trust and confidence of our investors and the public securities markets generally. Any misuse of inside information would erode that trust. Consequently, this Insider Trading Policy is designed to help all employees, officers, directors, consultants, and advisor of Autodesk and our global subsidiaries around the world to comply with U.S. securities laws. The Glossary below explains key terms (in bold italics) used in this Policy. General Policy As an Autodesk director, officer, employee, consultant, or advisor, you have some distinct obligations with regard to Autodesk’s securities— both under the law and to the company. This Policy explains those obligations and the reasoning behind them. Many of the obligations discussed in this Policy also apply to the securities of Autodesk’s business partners. You should read this entire Policy, but here are the two key rules: 1. You may not, without authorization, share with anyone nonpublic information that you acquire through your employment or retention by Autodesk. 2. You may not engage in transactions involving Autodesk securities, or recommend transactions to others, when you are aware of material nonpublic information. We continuously review and update Autodesk’s policies and procedures. As a result, we may amend this Policy at any time and for any reason, subject to applicable law. You can find the current version of this Policy and other policies and guidelines on Autodesk’s internal website, Autodesk One. Penalties for engaging in illegal transactions include imprisonment for up to 20 years and criminal fines of up to $5 million. “You may not engage in transactions involving Autodesk securities, or recommend transactions to others, when you are aware of material nonpublic information.”

Autodesk, Inc. Insider Trading Policy / 2 Potential Criminal and Civil Liability and Disciplinary Action Liability for insider trading It is against the law and this Policy to engage in securities transactions when you are aware of material nonpublic information about the issuer of those securities—be it Autodesk, an Autodesk business partner, or any other public company. If you engage in such a transaction, you may personally be subject to civil and criminal penalties, including the following: • imprisonment for up to 20 years • criminal fines of up to $5 million • civil fines of the greater of $2.14 million and 3 times the profit gained or loss avoided • disgorgement of any profits made or losses avoided • a bar against serving as an officer or director of a public company • damages in a private lawsuit Autodesk could also face legal penalties as a result of your actions. Liability for tipping Even if you do not personally engage in a securities transaction, you may be liable for improper transactions by any person who acquired material nonpublic information from you, the tipper. Similarly, if you make trading recommendations or express opinions when you are aware of material nonpublic information, you may be liable for improper transactions by a tippee who learned of those recommendations or opinions. If you share material nonpublic information with someone who later trades, you may be subject to severe penalties—even if you did not profit personally from tipping or from your tippee’s transactions. Detecting and prosecuting insider trading The U.S. Securities and Exchange Commission (SEC) and other regulatory authorities use sophisticated stock market surveillance techniques that are very effective at detecting insider trading activity. In addition, the SEC may request, and (as local law permits) Autodesk “The SEC has successfully prosecuted cases that involved trading by employees through foreign accounts, trading by family members and friends, trading involving only a small number of shares, and trading where no profit has been realized.” Q&A Q: Can I be responsible for trades in Autodesk stock made by a friend? A: If you provide material nonpublic information to your friend, you could be liable for their illegal trading. You would also have violated your confidentiality agreement with Autodesk. Sharing such information is known as tipping and can lead to severe penalties.

Autodesk, Inc. Insider Trading Policy / 3 will provide, information about your position with the company and your trading activities. Insider trading cases are pursued vigorously. The SEC has successfully prosecuted cases that involved trading by employees through foreign accounts, by family members and friends, involving only a small number of shares, and where no profit has been realized. Possible disciplinary action If we have a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action, even if your infractions did not violate the law. Among other things, we may make you ineligible to participate in Autodesk’s equity incentive plans or terminate your employment with Autodesk altogether. Glossary Business partners Autodesk works with a large number of other companies, such as customers, vendors, suppliers, and channel partners. There are also companies that engage in business with us or contemplate transactions with us. These companies are collectively referred to as Autodesk’s business partners. Insider Under securities laws, directors, officers, employees, consultants, and advisors of Autodesk and its subsidiaries are considered insiders because they have access to information about Autodesk that others do not have. Notably, any person who has access to material nonpublic information regarding Autodesk is an insider until the information is publicly known or ceases to be material. This means that you may be considered an insider even if you no longer work for or with Autodesk. Material Generally, if there is a substantial likelihood that a reasonable investor would consider particular information significant when making an investment decision, that information is material. How this definition is applied by courts involves judgments and is highly fact specific. Consequently, it is best to take a conservative approach when Trading window example The first fiscal quarter of 2024 ends April 30, 2023. Financial results for that quarter are publicly announced on Thursday, May 25, 2023. The trading window for the first fiscal quarter of 2024 closes at the start of trading on April 5, 2023, and opens at the start of trading on May 26, 2023.

Autodesk, Inc. Insider Trading Policy / 4 determining whether you are in possession of material nonpublic information. While it is difficult to precisely define what makes information material, there are various categories of information that are particularly sensitive and, as a general rule, have been considered material. Examples of such information may include the following: • financial results • projections of future earnings or losses • unusual or unanticipated earnings results • cybersecurity breaches • news of certain pending or proposed strategic transactions or dispositions, including significant acquisitions • significant developments relating to Autodesk’s patents, trademarks, or copyrights • the gain or loss of a substantial customer or supplier • material changes in product or maintenance pricing • major events involving Autodesk securities (such as adoption of a stock repurchase program, option repricings, changes in dividend policy, a stock split, or a proposed offering of debt or equity) • new product announcements of a significant nature • significant product defects or modifications • changes in senior management or the board of directors • changes in independent auditors or notification that Autodesk may no longer rely on an audit report • significant layoffs • impending bankruptcy or financial liquidity problems • significant legal or regulatory developments or litigation exposure As you can see, both positive and negative information concerning Autodesk may be material. Information that could help an investor make a decision, or move the price of a company’s stock, may be material. Even bits of information that seem insignificant on their own can be combined to construct a complete and material picture of a company, like a mosaic. You may not realize that you have key pieces of the picture. “Both positive and negative information concerning Autodesk may be material.” Q&A Q: Can small bits of information constitute material information? A: Yes, if that information would help an investor make decisions or move the stock price, it may be material information. In addition, small immaterial bits of information can add up to material information, taken together. This determination will be made in hindsight.

Autodesk, Inc. Insider Trading Policy / 5 Nonpublic information Nonpublic information has not been broadly disseminated and is not otherwise available to the general public. Even after information is broadly distributed—usually by a press release or a filing with the Securities and Exchange Commission—you should consider it “nonpublic” until the start of trading on the next trading day. If you have questions about whether information you possess is nonpublic, please contact your Legal Business Partner for guidance. Material nonpublic information As discussed above, the determination of what constitutes material nonpublic information can be subjective and fact-specific. Making things even more difficult, regulators, the public, the media, and courts will have the benefit of hindsight in judging whether something was both material and nonpublic. Trading day A day on which NASDAQ is open for trading. Trading window This is a ban on trading Autodesk securities for a period of time (called a closed trading window) during which some insiders are likely to have material nonpublic information. Each quarter, the quarterly trading window closes at the start of trading on the fifth day of the final month of the fiscal quarter (i.e., assuming no holidays and if the first day of the month was a Monday, then the trading window would close on January 5, April 5, July 5, and October 5) and opens at the start of trading on the first trading day after Autodesk’s financial results for that quarter have been publicly disclosed. Scope and Duration of This Policy Transactions covered by this Policy This Policy applies to: (1) all trades (buying or selling) in Autodesk securities, including common stock, restricted stock, restricted stock units, stock options, Q&A Q: What steps should I take to inform members of my immediate family and household? A: You should explain to those individuals your obligations under this Policy, and that any transactions they make in Autodesk stock will be attributed to you. A good practice is to designate you as the only one in that group permitted to transact in Autodesk securities.

Autodesk, Inc. Insider Trading Policy / 6 other derivative securities, and publicly traded debt, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions: (2) any disposition in the form of a gift of any securities of the Company; (3) any distribution to holders of interests in an entity if the entity is subject to this Policy; and (4) any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions. This Policy may also apply to transactions in the securities of Autodesk’s business partners. People who must follow this Policy This Policy applies to two categories of people: 1. All insiders (directors, officers, employees, consultants, and advisors of Autodesk and its subsidiaries) 2. Members of the immediate family or household of any insider, and any other individuals or entities whose transactions in Autodesk securities are directed by an insider, because they may be deemed to share inside knowledge This Policy is intentionally broad. Keep in mind that members of your household and the people who they talk to may be liable for trading in Autodesk securities simply because you have access to material nonpublic information. You may also be personally liable for sharing that information even if you do not trade in Autodesk stock. You are responsible for making sure these other individuals comply with this Policy. Q&A Q: How do I report Policy violations? A: You can report Policy violations to your Legal Business Partner, the Legal Compliance team at compliance@autodesk.com, or any Autodesk attorney. Alternatively, you can report the information using our Business Ethics and Compliance Hotline: By phone: Call toll free in the United States or Canada 855-822-9535, and for international phone numbers, click here By web: Visit autodesk.ethicspoint.com “You are expected to comply with this Policy until such time as you are no longer affiliated with Autodesk and no longer possess any material nonpublic information.”

Autodesk, Inc. Insider Trading Policy / 7 Insiders may be subject to this Policy even after they leave Autodesk You must comply with this Policy until the following time: • you are no longer affiliated with Autodesk, AND • you no longer have any material nonpublic information relating to Autodesk In addition, if you are subject to a closed trading window when you cease to be affiliated with Autodesk, you must continue to abide by the applicable trading restrictions until the relevant trading window opens. Reporting Policy Violations You also have an obligation to speak up if you believe that this Policy, the law, or any of our other policies are being violated, unless making such a report would violate local law. If you become aware of a possible violation of this Policy, you should immediately share that information with your Legal Business Partner, the Legal Compliance team at compliance@autodesk.com, or any Autodesk attorney. Alternatively, you can report the information using our Business Ethics and Compliance Hotline: • By phone: Call toll free in the United States or Canada 855-822-9535, and for international phone numbers, click here • By web: Visit www.autodesk.ethicspoint.com Where permitted by applicable law, you can contact the Hotline, by phone or online, and decline to provide your name. You can also contact the Chief Legal Officer at One Market Street, Ste. 400, San Francisco CA 94105. If you wish, we will keep your identity confidential to the greatest extent reasonably possible. “Nonpublic information relating to Autodesk is the property of Autodesk, and the unauthorized disclosure of such information is forbidden.”

Autodesk, Inc. Insider Trading Policy / 8 Specific Issues Respect the confidentiality of Autodesk nonpublic information Nonpublic information relating to Autodesk is the property of Autodesk. You may not disclose nonpublic information unless you are authorized to do so, even if you don’t think that the information is material. When you joined Autodesk, you signed an agreement to protect and hold confidential Autodesk’s nonpublic information. You are bound by that agreement indefinitely—not just while you work for Autodesk. Autodesk policies (including the Code of Business Conduct) also require that you protect Autodesk’s nonpublic information. If anyone (such as a reporter, an analyst, an investor, and even other Autodesk employees) ever asks you for information about our financial results, projections, or other confidential or nonpublic information, do not respond. Instead, refer the inquiry to our chief financial officer or head of investor relations. These individuals are responsible for coordinating the release of information to the public, and understand the applicable laws and regulations. Reporting inadvertent disclosure of material nonpublic information If material nonpublic information regarding the company is inadvertently disclosed by any insider, no matter what the circumstances are, the person making or discovering that disclosure should immediately report the facts to Autodesk’s chief legal officer. Respect the material nonpublic information of other companies In the course of business, Autodesk frequently agrees to protect the nonpublic information of our business partners. If you were to disclose a business partner’s confidential information, that would constitute a violation of Autodesk’s responsibilities under those agreements. It would also violate your responsibilities under your agreement with Autodesk and under Autodesk policies. It is possible that Autodesk, and you personally, would be subject to litigation and incur monetary damages and other penalties. Q&A Q: What if I come into possession of material nonpublic information of another public company? A: If you learned of that information through your duties at Autodesk or through an illegal “tip,” do not trade. Always ask yourself how you learned about that information and whether it involved a breach of your or anyone else’s obligations.

Autodesk, Inc. Insider Trading Policy / 9 In addition, if you obtain material nonpublic information regarding a business partner while you are working for Autodesk, you may be deemed an “insider” of that company, just as you are an insider of Autodesk. As an insider of any particular company, you may not disclose, or trade with knowledge of, that company’s material nonpublic information. Do not disclose Autodesk’s information on the internet or social media You may not use the internet or social media to disclose nonpublic information about Autodesk, or even to respond to (or comment on, correct, or supplement) information posted by someone else. This restriction applies to public and private chat rooms, blogs, social media, bulletin boards, and every other electronic forum. Posts in these forums may contain misleading or unsubstantiated information. They may have been written by unsophisticated investors who are poorly informed, or by very sophisticated investors who are trying to deceive others. If you engage in an online forum, even with the best of intentions, you may unwittingly disclose material nonpublic information or even misleading information. Any such disclosure could pose significant legal and financial risk to you and to Autodesk. Whenever you engage in social media, all your communications must abide by Autodesk company policies, including Autodesk’s Social Media Policy. Be cautious with limit orders and stop orders Briefly, “limit orders” and “stop orders” direct your broker to automatically buy or sell a stated number of shares in the future when the stock price reaches a stated value. We strongly discourage you from placing such an order with respect to Autodesk securities if the order will last longer than one day. There is a risk that you will become aware of material nonpublic information about Autodesk or one of our business partners between the time that you place the open order and the time that your order is executed. If you place an open order respecting Autodesk securities that can last longer than one day, you must ensure that your order is cancelled immediately if you become aware of material nonpublic information. In addition, if an open order could extend into a closed trading window, and you are subject to that closed trading window , your order must be cancelled. Q&A Q: Do I have any potential liability for illegal trading if I place a limit order at a time I did not have material nonpublic information? A: Absolutely. If you had material nonpublic information at the time of the trade, you may be liable for insider trading, even if you did not have that information when placing the limit order. “Due to the risk that you become aware of material nonpublic information between the time you place a limit order and the time a limit order triggers a transaction … we strongly discourage limit orders with durations longer than one day.”

Autodesk, Inc. Insider Trading Policy / 10 Observe applicable trading windows During the quarterly closed trading window, some insiders are likely to have material nonpublic information about our expected financial results. To ensure that insiders aren’t unlawfully benefitting from this information, Autodesk closes the trading window for all officers and board members, as well as other individuals designated by the Chief Legal Officer or the Chief Legal Officer’s delegate. These insiders are prohibited from trading in Autodesk securities during the closed trading window, and must cancel their outstanding limit orders and stop orders with respect to Autodesk’s securities before the trading window closes. Our Legal Department maintains a list of insiders who, based on their access to material nonpublic financial information, are automatically subject to the trading windows. If you have access to nonpublic financial information and you have not received an email from the Legal Department notifying you that you are subject to the trading windows, contact insider.trading.compliance@autodesk.com so you can be added to the trading window list. Even if you are not on the list, if you have access to material nonpublic information, including access to expected or actual quarterly financial results, you may not trade Autodesk securities. If you ever have a question about whether you must comply with a closed trading window, please contact insider.trading.compliance@autodesk.com or your Legal Business Partner. In addition to the quarterly closed trading window, we may occasionally impose trading restrictions on directors, officers, and other designated insiders because of potential developments that we are not ready to disclose to the public. In such cases, the affected individuals will be informed not to engage in any transaction involving Autodesk securities for a period of time. Even if the trading window isn’t closed, if you have material nonpublic information concerning Autodesk or one of our business partners, you may not engage in a transaction involving Autodesk’s or the other company’s securities until after the information is broadly distributed to the public (such as via press release) or ceases to be material. In other words, trading when the trading window is open should not be considered a “safe harbor,” and it is your responsibility to use good “[W]e may occasionally impose trading restrictions on directors, officers, and other designated insiders because of potential developments that we are not ready to disclose to the public.” “Trading outside the blackout period should not be considered a ‘safe harbor,’ and it is your responsibility to use good judgment in complying with this Policy and applicable securities laws at all times.”

Autodesk, Inc. Insider Trading Policy / 11 “Derivatives allow an investor to bet against the Autodesk stock price. When an employee bets against Autodesk, it has the appearance of a conflict of interest, and may in fact be a conflict of interest. Employees should be working for the Autodesk, not against Autodesk.” judgment in complying with this Policy and applicable securities laws at all times. Prohibited transactions Derivatives and Short Sales Derivative securities (such as put and call options) relating to Autodesk stock and short sales of Autodesk securities enable an investor to bet against Autodesk’s stock price. When an insider bets against Autodesk, it reduces the market’s confidence in the company and suggests that the insider is not looking out for the best interests of our other investors. Because of these concerns, you may not trade in derivative securities relating to Autodesk stock, or sell Autodesk stock short, as long as you are an Autodesk employee, officer, or director. Hedging transactions Hedging or monetization transactions can be accomplished through a number of mechanisms, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own Autodesk securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, that person may no longer have the same objectives as the company’s other shareholders. Therefore, you are prohibited from engaging in any such transactions. Margin accounts and pledged securities Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in company securities, you are prohibited from holding Autodesk securities in a margin account or otherwise pledging Autodesk securities as collateral for a loan. … enable an investor to bet agains Autodesk’s sto k price. When an insider b ts against reduces the market’s idence in the company.”

Autodesk, Inc. Insider Trading Policy / 12 Situations When This Policy May Not Apply The types of transactions described below are permissible even when you are in possession of material nonpublic information. Transactions under a 10b5-1 trading plan If you have a written trading plan that complies with the affirmative defense set forth in Rule 10b5-1 under the Securities Exchange Act of 1934 that has been approved by Autodesk’s chief legal officer or delegate, transactions prescribed by that plan are permissible. For more information and guidelines for 10b5-1 trading plans, please contact insider.trading.compliance@autodesk.com. Transactions under Autodesk-sponsored plans You may purchase (but not sell) shares under our employee stock purchase plan, and you may exercise stock options under an Autodesk stock option plan for cash (i.e., not a cashless exercise). Why? In these cases, the other party to the transaction is Autodesk, not a potentially uninformed member of the public. Further, the price in these transactions is fixed by the terms of the option agreement or stock purchase plan. Transfers by will & "form-only" transfers Transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Legal Department, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities, are exempt from this policy. You are encouraged to consult the Legal Department at insider.trading.compliance@autodesk.com when contemplating a transaction covered under this provision. Certain equity vesting and withholding This policy does not apply to the receipt and vesting of stock options, RSUs, restricted stock, or other equity compensation awards from Autodesk; or net share withholding with respect to equity awards where shares are withheld by Autodesk in order to satisfy tax withholding requirements, as required by either Autodesk's board of directors (or a

Autodesk, Inc. Insider Trading Policy / 13 committee thereof) or the award agreement governing such equity award. This policy also does not apply to sell to cover transactions, where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, as required by either Autodesk's board of directors (or a committee thereof) or the award agreement governing such equity award; however, this exception does not apply to any other market sale for the purposes of paying required withholding. Any other exception from this Policy must be approved in writing by Autodesk’s chief legal officer. Additional Rules for Certain Insiders Preclearance for transactions by executive officers and directors If you are an executive officer or director of Autodesk, you must receive written authorization from our chief legal officer (or the chief legal officer’s delegate) before you transact in Autodesk securities, including gifts or charitable donations. We may occasionally require other insiders to comply with this preclearance procedure. Special obligations for Autodesk executive officers and directors Executive officers and directors are considered “affiliates” of Autodesk under the Securities Act of 1933, and must comply with specific requirements under Rule 144 any time they sell Autodesk securities. Please contact the Legal Department for more information on your obligations as an “affiliate” under federal securities law. Questions If you have a question, request, or report about anything discussed in this Policy, please contact your Legal Business Partner or insider.trading.compliance@autodesk.com. Policy Owner Chief Legal Officer

Autodesk, Inc. Insider Trading Policy / 14 Policy Approver Board of Directors